Exhibit (f)

CONSENT OF

KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft hereby consents to (i) the incorporation by reference into Registration Statement No. 134038 of Oesterreichische Kontrollbank Aktiengesellschaft (filed under Schedule B) of its report dated February 26, 2009 relating to the financial statements of Oesterreichische Kontrollbank Aktiengesellschaft, which appears in the Annual Report on Form 18-K for the year ended December 31, 2008 and (ii) the use of its name under the heading “Introductory Note to Financial Statements” in the Annual Report on Form 18-K.

Date: August 4, 2009

/s/ DDR. MARTIN WAGNER /s/ MAG. WOLFGANG HÖLLER
DDr. Martin Wagner Mag. Wolfgang Höller KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft